Tortoise Capital Resources Corp. Announces 3rd Quarter Distribution and Provides Distribution Guidance

LEAWOOD, Kan. – Aug. 16, 2010 –The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) (the company) has declared the company's third quarter 2010 distribution of $0.10 per share, the same amount as the prior quarter. The distribution will be paid on Sept. 1, 2010, to stockholders of record on Aug. 23, 2010.

The company elected to include a portion of the capital gain proceeds received from Mowood's sale of Timberline Energy, LLC in its distributable cash flow last quarter and this quarter, enabling a distribution of $0.10 per share. Absent any of its portfolio companies restoring distributions to their previous levels, the company anticipates a fourth quarter distribution amount of $0.05 per share.

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of our earnings and profits after our year-end. Based on current financial information, this distribution is estimated to consist of 100 percent return of capital for book purposes.

On Aug. 9, the company entered into an Amended Expense Reimbursement Agreement with Tortoise Capital Advisors, L.L.C. (the Adviser) for the period from June 1, 2010 through Dec. 31, 2010, whereby the Adviser will reimburse the company quarterly for expenses in an amount equal to an annual rate of 0.50 percent of the company's average monthly managed assets. This represents an increase in the expense reimbursement of 0.25 percent. The company continues to analyze other opportunities for expense reductions and continues to explore various strategic alternatives which could enhance shareholder value.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors

Tortoise is an investment manager specializing in listed energy infrastructure investments, such as pipeline and power companies. As of July 31, 2010, the adviser had approximately $4.9 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com